CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the references to our Firm under captions "Financial Highlights" in the Prospectus and "Financial Statements: and "Independent Accountants" in the Statement of Additional Information in this Post-Effective Amendment No. 55 to the Registration Statement of The Victory Portfolios on Form N-1A (File No.

33-8982)

/s/ PricewaterhouseCoopers LLP

Columbus Ohio
November 17, 1999